Exhibit 5.1

Curtis, Mallet-Prevost, Colt & Mosle llp

Almaty	Mexico City
Astana	Milan
Dubai	Muscat	Attorneys and Counsellors at Law
Frankfurt	Paris	101 Park Avenue
Houston	Stamford	New York, New York 10178—0061	Telephone 212-696-6000
Istanbul	Washington, D.C.		Facsimile 212-697-1559
London			www.curtis.com

September 28, 2009

NPS Pharmaceuticals, Inc.
550 Hills Drive, 3rd Fl.
Bedminster, New Jersey  07921

Ladies and Gentlemen:

We have acted as special counsel for NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its sale of 842,511 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-159321) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated August 5, 2009 (the “Base Prospectus”), and the prospectus supplement dated September 28, 2009 relating to the Shares (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus and the Prospectus Supplement are referred to collectively herein as the “Prospectus”).  All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection herewith, we have examined the Registration Statement, the Prospectus, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date, along with certain resolutions adopted by the Board of Directors of the Company, and such other documents as we have considered necessary.

In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

Based upon the foregoing, it is our opinion that the Shares, when sold pursuant to the Registration Statement, the Prospectus and the resolutions of the Board of Directors of the Company authorizing the same, will be legally issued, fully paid and non-assessable.

This opinion is limited to questions arising under the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we express no opinion as to laws of any other jurisdiction.

We hereby consent to the reference to our name in the Prospectus under the caption “Legal Matters” and to the use of the foregoing opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Curtis, Mallet-Prevost, Colt & Mosle LLP